CUSIP No. 88770Q105	Page 1 of 20 Pages

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 4)*

Tintri, Inc.
(Name of Issuer)

Common Stock, par value $0.00005 per share
(Title of Class of Securities)

88770Q105
(CUSIP Number)

Blair Flicker
General Counsel
Insight Venture Partners
1114 Avenue of the Americas, 36th Floor
New York, NY 10036
212-230-9200

With a copy to:
Gordon R. Caplan
Matthew J. Guercio
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
212-728-8000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)
March 9, 2018
(Date of Event which Requires Filing of this Statement)
 If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this statement on Schedule 13D (this “Schedule 13D”), and is filing this Schedule 13D because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☐
Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D
CUSIP No. - 88770Q105
1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Insight Venture Partners VIII, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14		TYPE OF REPORTING PERSON PN

SCHEDULE 13D
CUSIP No. - 88770Q105
1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Insight Venture Associates VIII, Ltd.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14		TYPE OF REPORTING PERSON CO

SCHEDULE 13D
CUSIP No. - 88770Q105
1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Insight Holdings Group, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14		TYPE OF REPORTING PERSON OO

 SCHEDULE 13D
CUSIP No. - 88770Q105
1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Star Trinity, LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14		TYPE OF REPORTING PERSON PN

SCHEDULE 13D
CUSIP No. - 88770Q105
1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Star Trinity GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14		TYPE OF REPORTING PERSON OO

 SCHEDULE 13D
CUSIP No. - 88770Q105
1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Insight Venture Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14		TYPE OF REPORTING PERSON OO

 SCHEDULE 13D
CUSIP No. - 88770Q105
1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Insight Venture Partners (Cayman) VIII, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14		TYPE OF REPORTING PERSON PN

SCHEDULE 13D
CUSIP No. - 88770Q105
1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Insight Venture Partners (Delaware) VIII, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14		TYPE OF REPORTING PERSON PN

SCHEDULE 13D
CUSIP No. - 88770Q105
1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Insight Venture Partners VIII (Co-Investors), L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14		TYPE OF REPORTING PERSON PN

SCHEDULE 13D
CUSIP No. - 88770Q105
1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Insight Venture Associates VIII, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14		TYPE OF REPORTING PERSON PN

Explanatory Note
This Amendment No. 4 (this “Amendment”) amends the statement on Schedule 13D originally filed on July 10, 2017 (the “Original Schedule 13D”), Amendment No. 1 filed on March 5, 2018 (“Amendment No. 1”), Amendment No. 2 filed on May 24, 2018 (“Amendment No. 2”), and Amendment No. 3 filed on May 25, 2018 (“Amendment No. 3” and, together with the Original Schedule 13D, Amendment No. 1, Amendment No. 2 and this Amendment, the “Schedule 13D”), by Insight Venture Partners VIII, L.P., a Cayman Islands exempted limited partnership, Insight Venture Associates VIII, Ltd., a Cayman Islands exempted company, Insight Holdings Group, LLC, a Delaware limited liability company, Star Trinity, LP, a Delaware limited partnership (“Star Trinity”), Star Trinity GP, LLC, a Delaware limited liability company, Insight Venture Management, L.L.C., a Delaware limited liability company, Insight Venture Partners (Cayman) VIII, L.P., a Cayman Islands exempted limited partnership, Insight Venture Partners (Delaware) VIII, L.P., a Delaware limited partnership, Insight Venture Partners VIII (Co-Investors), L.P., a Cayman Islands exempted limited partnership, and Insight Venture Associates VIII, L.P., a Cayman Islands exempted limited partnership (collectively with the foregoing entities in this paragraph, the “Reporting Persons.” This Amendment is filed for the following reasons:
(1)	To report a transaction that occurred on March 9, 2018.
(2)	To report a transaction that occurred on March 12, 2018.
(3)	To correct in Amendment No. 3 the Shares owned by the Reporting Persons and percent of class represented by ownership of such Shares.
(4)	To report a transaction that occurred on May 25, 2018.
This Amendment is the final amendment to the Schedule 13D and an exit filing for the Reporting Persons. Except as specifically provided herein, this Amendment does not modify any of the information previously reported in the Schedule 13D. Capitalized terms used but not defined herein shall have the meanings attributed to them in the Schedule 13D.
Item 5. Interest in Securities of the Issuer.
Item 5(a) of Schedule 13D is hereby amended and restated in its entirety as follows:
(1)          The March 9, 2018 Transaction: The percentages of beneficial ownership in this Schedule 13D are based on 31,324,097 Shares outstanding as of December 5, 2017, as reflected in the Issuer’s Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on December 14, 2017.
Reporting Person	Amount Beneficially Owned	Percent of Class	Sole Power to vote or to direct the vote	Shared power to vote or direct the vote	Sole power to dispose or to direct the disposition	Shared power to dispose or to direct the disposition
Insight Venture Partners VIII, L.P.	1,992,390	6.4%	1,992,390	0	1,992,390	0
Insight Venture Partners (Cayman) VIII, L.P.	515,374	1.6%	515,374	0	515,374	0
Insight Venture Partners (Delaware) VIII, L.P.	631,921	2.0%	631,921	0	631,921	0
Insight Venture Partners VIII (Co-Investors), L.P.	71,104	0.2%	71,104	0	71,104	0

Insight Venture Associates VIII, L.P.	3,210,789	10.3%	0	3,210,789	0	3,210,789
Insight Venture Associates VIII, Ltd.	3,210,789	10.3%	0	3,210,789	0	3,210,789
Star Trinity, LP	1,392,489	4.4%	1,392,489	0	1,392,489	0
Star Trinity GP, LLC	1,392,489	4.4%	0	1,392,489	0	1,392,489
Insight Venture Management, LLC	1,392,489	4.4%	0	1,392,489	0	1,392,489
Insight Holdings Group, LLC	4,603,278	14.7%	0	4,603,278	0	4,603,278
(2)          The March 12, 2018 Transaction: The percentages of beneficial ownership in this Schedule 13D are based on 31,324,097 Shares outstanding as of December 5, 2017, as reflected in the Issuer’s Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on December 14, 2017.
Reporting Person	Amount Beneficially Owned	Percent of Class	Sole Power to vote or to direct the vote	Shared power to vote or direct the vote	Sole power to dispose or to direct the disposition	Shared power to dispose or to direct the disposition
Insight Venture Partners VIII, L.P.	1,321,519	4.2%	1,321,519	0	1,321,519	0
Insight Venture Partners (Cayman) VIII, L.P.	341,839	1.1%	341,839	0	341,839	0
Insight Venture Partners (Delaware) VIII, L.P.	419,144	1.3%	419,144	0	419,144	0
Insight Venture Partners VIII (Co-Investors), L.P.	47,161	0.2%	47,161	0	47,161	0
Insight Venture Associates VIII, L.P.	2,129,663	6.3%	0	2,129,663	0	2,129,663
Insight Venture Associates VIII, Ltd.	2,129,663	6.3%	0	2,129,663	0	2,129,663
Star Trinity, LP	923,615	2.9%	923,615	0	923,615	0
Star Trinity GP, LLC	923,615	2.9%	0	923,615	0	923,615
Insight Venture Management, LLC	923,615	2.9%	0	923,615	0	923,615
Insight Holdings Group, LLC	3,053,278	9.7%	0	3,053,278	0	3,053,278
(2)          Correction to Amendment No. 3: The percentages of beneficial ownership in this Schedule 13D are based on

33,589,244 Shares outstanding as of April 6, 2018, as reflected in the Issuer’s Annual Report on Form 10-K, which was filed with the SEC on May 18, 2018.
Reporting Person	Amount Beneficially Owned	Percent of Class	Sole Power to vote or to direct the vote	Shared power to vote or direct the vote	Sole power to dispose or to direct the disposition	Shared power to dispose or to direct the disposition
Insight Venture Partners VIII, L.P.	1,243,105	3.7%	1,243,105	0	1,243,105	0
Insight Venture Partners (Cayman) VIII, L.P.	321,557	1.0%	321,557	0	321,557	0
Insight Venture Partners (Delaware) VIII, L.P.	394,273	1.2%	394,273	0	394,273	0
Insight Venture Partners VIII (Co-Investors), L.P.	44,363	0.1%	44,363	0	44,363	0
Insight Venture Associates VIII, L.P.	2,003,298	6.0%	0	2,003,298	0	2,003,298
Insight Venture Associates VIII, Ltd.	2,003,298	6.0%	0	2,003,298	0	2,003,298
Star Trinity, LP	868,810	2.6%	868,810	0	868,810	0
Star Trinity GP, LLC	868,810	2.6%	0	868,810	0	868,810
Insight Venture Management, LLC	868,810	2.6%	0	868,810	0	868,810
Insight Holdings Group, LLC	2,872,108	8.6%	0	2,872,108	0	2,872,108
The May 25, 2018 Transaction: The percentages of beneficial ownership in this Schedule 13D are based on 33,589,244 Shares outstanding as of April 6, 2018, as reflected in the Issuer’s Annual Report on Form 10-K, which was filed with the SEC on May 18, 2018.
Reporting Person	Amount Beneficially Owned	Percent of Class	Sole Power to vote or to direct the vote	Shared power to vote or direct the vote	Sole power to dispose or to direct the disposition	Shared power to dispose or to direct the disposition
Insight Venture Partners VIII, L.P.	593,875	3.7%	593,875	0	593,875	0
Insight Venture Partners (Cayman) VIII, L.P.	153,620	0.5%	153,620	0	153,620	0
Insight Venture Partners (Delaware) VIII, L.P.	188,358	0.6%	188,358	0	188,358	0
Insight Venture Partners VIII (Co-Investors), L.P.	21,194	0.1%	21,194	0	21,194	0

Insight Venture Associates VIII, L.P.	2,129,663	6.3%	0	2,129,663	0	2,129,663
Insight Venture Associates VIII, Ltd.	2,129,663	6.3%	0	2,129,663	0	2,129,663
Star Trinity, LP	415,061	1.2%	415,061	0	415,061	0
Star Trinity GP, LLC	415,061	1.2%	0	415,061	0	415,061
Insight Venture Management, LLC	415,061	1.2%	0	415,061	0	415,061
Insight Holdings Group, LLC	1,372,108	4.1%	0	1,372,108	0	1,372,108
Item 5(c) of Schedule 13D is hereby amended and restated in its entirety as follows:
(1) No transactions other than those listed below were effected during the sixty days prior to March 9, 2018. The Reporting Persons undertake to provide, upon request by the staff of the Securities and Exchange Commission, the Issuer, or a security holder of the Issuer, full information regarding the number of shares acquired at each separate price for these transactions:
Date	Reporting Person	Shares Disposed	Weighted Average Price Per Share
3/6/18	IVP Delaware VIII	11,842	$5.1315(1)
3/6/18	IVP VIII	37,338	$5.1315(1)
3/6/18	IVP Co-Investors VIII	1,332	$5.1315(1)
3/6/18	IVP Cayman VIII	9,658	$5.1315(1)
3/6/18	Star Trinity, LP	26,095	$5.1315(1)
3/6/18	IVP Delaware VIII	14	$5.81(2)
3/6/18	IVP VIII	43	$5.81(2)
3/6/18	IVP Co-Investors VIII	2	$5.81(2)
3/6/18	IVP Cayman VIII	11	$5.81(2)
3/6/18	Star Trinity, LP	30	$5.81(2)
3/7/18	IVP Delaware VIII	18,131	$5.1528(3)
3/7/18	IVP VIII	57,166	$5.1528(3)
3/7/18	IVP Co-Investors VIII	2,040	$5.1528(3)
3/7/18	IVP Cayman VIII	14,787	$5.1528(3)
3/7/18	Star Trinity, LP	39,954	$5.1528(3)

3/8/18	IVP Delaware VIII	18,060	$5.1748(4)
3/8/18	IVP VIII	56,940	$5.1748(4)
3/8/18	IVP Co-Investors VIII	2,032	$5.1748(4)
3/8/18	IVP Cayman VIII	14,729	$5.1748(4)
3/8/18	Star Trinity, LP	39,796	$5.1748(4)

(1) These shares were sold in multiple transactions at prices ranging from $4.81 to $5.80, inclusive.
(2) These shares were sold in multiple transactions at $5.81.
(3) These shares were sold in multiple transactions at prices ranging from $5.00 to $5.26, inclusive.
(4) These shares were sold in multiple transactions at prices ranging from $5.00 to $5.40, inclusive.

(2) No transactions other than those listed below were effected since the events reported in Item (1). The Reporting Persons undertake to provide, upon request by the staff of the Securities and Exchange Commission, the Issuer, or a security holder of the Issuer, full information regarding the number of shares acquired at each separate price for these transactions:
Date	Reporting Person	Shares Disposed	Weighted Average Price Per Share
3/9/18	IVP Delaware VIII	34,949	$5.5155(1)
3/9/18	IVP VIII	110,191	$5.5155(1)
3/9/18	IVP Co-Investors VIII	3,932	$5.5155(1)
3/9/18	IVP Cayman VIII	28,503	$5.5155(1)
3/9/18	Star Trinity, LP	77,013	$5.5155(1)
3/9/18	IVP Delaware VIII	17,463	$6.3657(2)
3/9/18	IVP VIII	55,059	$6.3657(2)
3/9/18	IVP Co-Investors VIII	1,965	$6.3657(2)
3/9/18	IVP Cayman VIII	14,242	$6.3657(2)
3/9/18	Star Trinity, LP	38,481	$6.3657(2)

(1) These shares were sold in multiple transactions at prices ranging from $5.17 to $6.16, inclusive.
(2) These shares were sold in multiple transactions at prices ranging from $6.17 to $6.56, inclusive.

(3) No transactions other than those listed below were effected during the sixty days prior to May 29, 2018. The Reporting Persons undertake to provide, upon request by the staff of the Securities and Exchange Commission, the Issuer, or a security holder of the Issuer, full information regarding the number of shares acquired at each separate price for these transactions:
Date	Reporting Person	Shares Disposed	Weighted Average Price Per Share

5/25/18	IVP Delaware VIII	205,915	$0.3872(1)
5/25/18	IVP VIII	649,230	$0.3872(1)
5/25/18	IVP Co-Investors VIII	23,169	$0.3872(1)
5/25/18	IVP Cayman VIII	167,937	$0.3872(1)
5/25/18	Star Trinity, LP	453,749	$0.3872(1)
5/29/18	IVP Delaware VIII	188,358	$0.5207(2)
5/29/18	IVP VIII	593,876	$0.5207(2)
5/29/18	IVP Co-Investors VIII	21,194	$0.5207(2)
5/29/18	IVP Cayman VIII	153,618	$0.5207(2)
5/29/18	Star Trinity, LP	415,062	$0.5207(2)

(1) These shares were sold in multiple transactions at prices ranging from $0.34 to $0.62, inclusive.
(2) These shares were sold in multiple transactions at prices ranging from $0.42 to $0.71, inclusive.

SIGNATURES
After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this Schedule 13D is true, complete and correct.

Dated:  June 7, 2018

INSIGHT VENTURE PARTNERS VIII, L.P.

By: Insight Venture Associates VIII, L.P., its general partner

By: Insight Venture Associates VIII, Ltd., its general partner

By:	/s/ Blair Flicker
Name: Blair Flicker
Title: Authorized Signatory

INSIGHT VENTURE PARTNERS (CAYMAN) VIII, L.P.

By: Insight Venture Associates VIII, L.P., its general partner

By: Insight Venture Associates VIII, Ltd., its general partner

By:	/s/ Blair Flicker
Name: Blair Flicker
Title: Authorized Signatory

INSIGHT VENTURE PARTNERS (DELAWARE) VIII, L.P.

By: Insight Venture Associates VIII, L.P., its general partner

By: Insight Venture Associates VIII, Ltd., its general partner

By:	/s/ Blair Flicker
Name: Blair Flicker
Title: Authorized Signatory

INSIGHT VENTURE PARTNERS VIII (CO-INVESTORS), L.P.

By: Insight Venture Associates VIII, L.P., its general partner

By: Insight Venture Associates VIII, Ltd., its general partner

By:	/s/ Blair Flicker
Name: Blair Flicker
Title: Authorized Signatory

STAR TRINITY, LP

By: Star Trinity GP, LLC, its general partner

By:	/s/ Blair Flicker
Name: Blair Flicker
Title: Authorized Signatory

STAR TRINITY GP, LLC

By:	/s/ Blair Flicker
Name: Blair Flicker
Title: Authorized Signatory

INSIGHT VENTURE ASSOCIATES VIII, L.P.

By: Insight Venture Associates VIII, Ltd., its general partner

By:	/s/ Blair Flicker
Name: Blair Flicker
Title: Authorized Signatory

INSIGHT VENTURE ASSOCIATES VIII, LTD.

By:	/s/ Blair Flicker
Name: Blair Flicker
Title: Authorized Signatory

INSIGHT VENTURE MANAGEMENT, L.L.C.

By:	/s/ Blair Flicker
Name: Blair Flicker
Title: Authorized Signatory

INSIGHT HOLDINGS GROUP, LLC

By:	/s/ Blair Flicker
Name: Blair Flicker
Title: Authorized Signatory